Exhibit 10.2

Amendment 3 to
First Amendment and Restatement
of
Alliant Techsystems Inc.
2000 Stock Incentive Plan

Section 11 of the First Amendment and Restatement of Alliant Techsystems Inc. 2000 Stock Incentive Plan is hereby amended, effective January 30, 2003, to read in its entirety:

“No Award shall be granted under the Plan after January 31, 2004 or any earlier date of discontinuation or termination established pursuant to Section 7(a) of the Plan.  However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board of Directors of the Company to amend the Plan, shall extend beyond that date.”